EXHIBIT 7.1


                               AES DRAX HOLDINGS LIMITED
                              ------------------------------------------------------------------------------------------------------
                               Ratio of Earnings to Fixed Charges
                              ------------------------------------------------------------------------------------------------------
                                1999(1)      1999(1)      2000(2)      2000(2)      2001(2)      2001(2)      2002(2)      2002(2)
                                UK GAAP      US GAAP      UK GAAP      US GAAP      UK GAAP      US GAAP      UK GAAP      US GAAP
                              (pound),000  (pound),000  (pound),000  (pound),000  (pound),000  (pound),000  (pound),000  (pound),000
Income/(loss) from
   continuing
   operations before
   income                        17,638       20,308       33,950       87,118       (7,970)       18,342     (751,051)    (129,732)
   taxes
Fixed Charges:
   Interest on long-term
   and
   short-term debt
   including                     13,158       16,356      156,319      156,319      170,788       126,914      180,087      131,717
   amortization of debt
   expense
Total fixed charges              13,158       16,356      156,319      156,319      170,788       126,914      180,087      131,717
Earnings before income
   taxes and fixed charges       30,796       36,664      190,269      243,437      162,818       145,256     (570,964)       1,985
Ratio of earnings to fixed
   charges                         2.34         2.24         1.22         1.56         0.95          1.14        (3.17)        0.02

(1)  Seven week period to 31 December 1999
(2)  Year ended 31 December